Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THCG, INC., a Utah corporation

                                       AND

                       THCG, INC., a Delaware corporation




                            DATED AS OF APRIL 6, 2000

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                          AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2000 (this "Agreement"), by and between THCG, Inc., a Utah corporation ("THCG Utah"), and THCG, Inc., a Delaware corporation and a wholly-owned subsidiary of THCG Utah ("THCG Delaware").

               WHEREAS, the respective boards of directors of THCG Utah and THCG Delaware, deeming it advisable and for the respective benefit of THCG Utah and THCG Delaware and their stockholders, have approved this Agreement pursuant to which THCG Utah will be merged with and into THCG Delaware (the "Merger ") on the terms and conditions contained herein and in accordance with the Utah Revised Business Corporation Act (the "URBCA") and the General Corporation Law of the State of Delaware (the "DGCL");

               NOW, THEREFORE, in consideration of the premises and agreements herein contained, and intending to be legally bound hereby, THCG Utah and THCG Delaware hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

          SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the URBCA and the DGCL, THCG Utah shall be merged with and into THCG Delaware. Following the Merger, the separate corporate existence of THCG Utah shall cease and THCG Delaware shall continue as the surviving corporation (the "Surviving Corporation ") under the name "THCG, Inc."

          SECTION 1.2 Effective Time. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the URBCA and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Division of Corporations and Commercial Code of the State of Utah and the Secretary of State of the State of Delaware or at such subsequent time as the parties shall agree and shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

          SECTION 1.3 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of THCG Delaware, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended as provided therein or in accordance with applicable law.

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          SECTION  1.4  By-laws.  At the  Effective  Time,  the  by-laws of THCG
Delaware, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, unless and until thereafter changed or amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by applicable law.

          SECTION 1.5 Directors and Officers. At the Effective Time, the directors of THCG Utah immediately preceding the Effective Time shall become the directors of the Surviving Corporation to serve until the earlier of their death, resignation or removal and until their respective successors are duly elected and qualified. At the Effective Time, the officers of THCG Utah immediately preceding the Effective Time shall become the officers of the Surviving Corporation until the earlier of their death, resignation or removal and until their respective successors are duly elected or qualified.

                                   ARTICLE 2

                         CONVERSION OF CAPITAL STOCK OF
                          THE CONSTITUENT CORPORATIONS

               As of the Effective Time, by virtue of the Merger and without any action on the part of THCG Utah, THCG Delaware or their respective stockholders:

          SECTION  2.1  Conversion  of Capital  Stock of THCG  Utah.  Subject to
Section 2.6, (a) each share of common stock, par value $.01 per share, of THCG Utah (the "THCG Utah Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (the "THCG Delaware Common Stock"), and (b) each share of Preferred Stock, par value $.01 per share, of THCG Utah (the "THCG Utah Preferred Stock"), if any, issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non assessable share of identical Preferred Stock, par value $.01 per share, of the Surviving Corporation ("THCG Delaware Preferred Stock").

          SECTION 2.2 THCG Utah Stock Options. At the Effective Time, the Surviving Corporation shall assume and continue THCG Utah's (a) Walnut Capital Corporation 1987 Stock Option Plan (the "1987 Plan"), (b) Amended and Restated 1994 Walnut Financial Services, Inc. Stock Incentive Plan (the "1994 Plan"), (c) 1999 Walnut Financial Services, Inc. Stock Incentive Plan (the "1999 Plan"), (d) THCG, Inc. 2000 Employee Stock Purchase Plan (the "Purchase Plan"), (e) 2000 THCG, Inc. Stock Incentive Plan (the "2000 Plan"), (f) 2000 Non-Employee Directors Stock Option Plan (the "Directors Plan"), (g) any other option plan heretofore adopted by the Board of Directors of THCG Utah and in effect on the date hereof (the "Other Plans," and, together with the 1987 Plan, the 1994 Plan, the 1999 Plan, the Purchase Plan, the Directors Plan and the 2000 Plan, the "Plans") and (h) each option or warrant to purchase THCG Utah Common Stock, whether or not granted pursuant to the Plans (each, a "THCG Utah Option"), shall be assumed by THCG Delaware and shall be converted into and shall constitute an option to purchase, for the same exercise price per share and on the same terms and conditions as are contained in such THCG Utah

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Option on the Effective  Date, one fully paid and  non-assessable  share of THCG
Delaware Common Stock. As soon as practicable following the Effective Time, THCG Delaware shall cause to be delivered to each holder of an outstanding THCG Utah Option an appropriate notice setting forth such holder's rights pursuant thereto and that such THCG Utah Option shall continue in effect on the same terms and conditions.

          SECTION 2.3 Conversion of Capital Stock of THCG Delaware. Each share of THCG Delaware Common Stock issued and outstanding immediately prior to the Effective Time and held by THCG Utah shall be cancelled and retired and cease to exist, without any conversion thereof.

          SECTION 2.4 Treasury Shares. Each share of THCG Utah Common Stock and THCG Delaware Common Stock held in treasury by THCG Utah and THCG Delaware, respectively, immediately prior to the Effective Time shall be cancelled and retired and cease to exist, without any conversion thereof.

          SECTION 2.5 Stock Certificates. On or after the Effective Time, all of the outstanding stock certificates which prior to that time represented shares of THCG Utah Common Stock or THCG Utah Preferred Stock, if any, shall be deemed for all purposes to evidence ownership of and to represent the shares of THCG Delaware Common Stock and THCG Delaware Preferred Stock, respectively, into which the shares of THCG Utah Common Stock or THCG Utah Preferred Stock, if any, represented by such certificates have been converted as provided by Section 2.1 and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate shall been surrendered for transfer or conversion to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of THCG Delaware Common Stock or THCG Delaware Preferred Stock, if any, evidenced by such outstanding stock certificate as provided in this Section 2.5.

          SECTION 2.6 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of THCG Utah Common Stock or THCG Utah Preferred Stock, if any, outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 16-10a-1302 of the URBCA and as of the Effective Time has not withdrawn or lost such right to appraisal shall not be converted into or represent a right to receive THCG Delaware Common Stock or THCG Delaware Preferred Stock, as the case may be, pursuant to Sections 2.1, but the holder shall only be entitled to such rights as are granted by said Section of the URBCA. If a holder of shares of THCG Utah Common Stock or THCG Utah Preferred Stock, if any, who demands appraisal of those shares under the URBCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive THCG Delaware Common Stock or THCG Delaware Preferred Stock, as the case may be, as provided in Sections 2.1, without interest.

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          SECTION 2.7 Tax  Consequences.  It is  intended by the parties  hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations with respect to the Merger.

                                   ARTICLE 3

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 3.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) this Agreement (including the Merger) shall have been approved and adopted by the applicable requisite vote of the shareholders of THCG Utah in accordance with the applicable provisions of the URBCA;

               (b) this Agreement (including the Merger) shall have been approved and adopted by THCG Utah, as the sole stockholder of THCG Delaware, in accordance with the applicable provisions of the DGCL;

               (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement (including the Merger) or which subjects any party to substantial damages as a result of the consummation of the transactions contemplated by this Agreement (including the Merger); and

               (d) all required consents, approvals, waivers and authorizations of any governmental entity or regulatory agency which are necessary to effect the transactions contemplated by this Agreement (including the Merger) shall have been obtained.

                                   ARTICLE 4

                                  MISCELLANEOUS

          SECTION 4.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of THCG Utah or the sole stockholder of THCG Delaware, by the Board of Directors of either THCG Utah or THCG Delaware or both if, in the opinion of the Boards of Directors of THCG Utah and THCG Delaware, such action would be in the best interest of such corporations. In the event that this Agreement is terminated and the Merger abandoned pursuant to this Section 4.1, no party hereto and none of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

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          SECTION 4.2  Amendment.  This Agreement may be amended by action taken by THCG Utah and THCG Delaware at any time before or after approval of the Merger by the shareholders of THCG Utah and the sole stockholder of THCG Delaware but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto

          SECTION 4.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

          SECTION 4.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 4.5 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Where the reference "hereby" or "herein" appears in this Agreement, such reference shall be deemed to be a reference to this Agreement as a whole. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words denoting the singular include the plural, and vice versa, and references to it or its or words denoting any gender shall include all genders.

          SECTION 4.6 Further Assurances. By its signature hereto, each party consents and agrees to all of the transactions contemplated hereby. Each party hereto shall execute, deliver, file and record any and all instruments, certificates, agreements and other documents, and take any and all other actions, as reasonably requested by the other party hereto in order to consummate the transactions contemplated hereby.

                            [Signature Page Follows]


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               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                             THCG, INC., a Utah corporation


                                             By /s/ Joseph D. Mark
                                                -------------------------------
                                             Name:  Joseph D. Mark
                                             Title: co-Chief Executive Officer


                                             THCG, INC., a Delaware corporation


                                             By /s/ Adi Raviv
                                               --------------------------------
                                             Name:  Adi Raviv
                                             Title: co-Chief Executive Officer


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